Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lonestar Resources US Inc.

Fort Worth, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of (i) our report dated March 29, 2018, relating to the consolidated financial statements of Lonestar Resources US Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and (ii) our report dated July 10, 2017 relating to the statement of revenue and direct operating expenses of certain oil and natural gas properties of SN Marquis, LLC, for the year ended December 31, 2016, appearing in the Company’s Current Report on the Form 8-K, filed with the SEC on July 10, 2017.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

April 20, 2018